Exhibit 4.4
Amendment No. 1 to the
Amended and Restated Stockholder Protection Rights Agreement
This Amendment No. 1, dated as of October 15, 2009 (this “Amendment”), to the Amended and Restated Stockholder Protection Rights Agreement, dated as of October 1, 2009 (the “Rights Agreement”), between the Morgans Hotel Group Co. (the “Company”) and Mellon Investors Services LLC, as rights agent (the “Rights Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Rights Agreement.
WHEREAS, pursuant to Section 5.4 of the Rights Agreement, the Company may amend the Rights Agreement in any respect prior to the Flip-in Date without the consent of the holders of Rights;
WHEREAS, the Flip-in Date, as defined in the Rights Agreement, has not occurred; and
WHEREAS, the Company would like to amend Section 1.1 of the Rights Agreement.
NOW, THEREFORE, the Company and the Rights Agent hereby agree to amend the Rights Agreement as follows:
Section 1. From and after the execution and delivery of this Amendment, the definition of the term “Acquiring Person” in Section 1.1 of the Rights Agreement is hereby amended and restated to read in its entirety as follows:
“Acquiring Person” shall mean any Person who is or becomes the Beneficial Owner of 15% or more of the outstanding shares of Common Stock; provided, however, that the term “Acquiring Person” shall not include any Person (i) who is the Beneficial Owner of 15% or more of the outstanding shares of Common Stock on the date of the Original Rights Agreement, or who shall become the Beneficial Owner of 15% or more of the outstanding shares of Common Stock solely as a result of an acquisition by the Company of shares of Common Stock, until such time after the date of the Original Rights Agreement or thereafter as such Person shall become the Beneficial Owner (other than by means of a stock dividend or stock split) of any additional shares of Common Stock while such Person is or as a result of which such Person becomes the Beneficial Owner of 15% or more of the outstanding shares of Common Stock, (ii) who becomes the Beneficial Owner of 15% or more of the outstanding shares of Common Stock but who acquired Beneficial Ownership of shares of Common Stock without any plan or intention to seek or affect control of the Company, if such Person promptly divests, or promptly enters into an agreement with, and satisfactory to, the Company, in its sole discretion, to divest

(without exercising or retaining any power, including voting power, with respect to such shares), sufficient shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) so that such Person ceases to be the Beneficial Owner of 15% or more of the outstanding shares of Common Stock, (iii) who Beneficially Owns shares of Common Stock consisting solely of one or more of (A) shares of Common Stock Beneficially Owned pursuant to the grant or exercise of an option granted to such Person (an “Option Holder”) by the Company in connection with an agreement to merge with, or acquire, the Company entered into prior to a Flip-in Date, (B) shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) Beneficially Owned by such Option Holder or its Affiliates or Associates at the time of grant of such option, and (C) shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) acquired by Affiliates or Associates of such Option Holder after the time of such grant that, in the aggregate, amount to less than 1% of the outstanding shares of Common Stock or (iv) an Exempt Person, as defined below. In addition, the Company, any Subsidiary of the Company and any employee stock ownership or other employee benefit plan of the Company or a Subsidiary of the Company (or any entity or trustee holding shares of Common Stock for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any Subsidiary of the Company) shall not be an Acquiring Person.
Section 2. From and after the execution and delivery of this Amendment, the definition of the term “Exempted Person” shall be added to Section 1.1 of the Rights Agreement to read in its entirety as follows:
“Exempt Person” shall mean (i) Yucaipa American Alliance Fund II, L.P., a Delaware limited partnership and Yucaipa American Alliance (Parallel) Fund II, L.P., a Delaware limited partnership, which have entered into a Securities Purchase Agreement, dated as of October 15, 2009, with the Company (the “Purchase Agreement”), (ii) Yucaipa American Alliance Fund II, LLC, a Delaware limited liability company (together with Yucaipa American Alliance Fund II, L.P. and Yucaipa American Alliance (Parallel) Fund II, L.P., the “Initial Holders”), which has entered into a Real Estate Fund Formation Agreement, dated as of October 15, 2009, with the Company (the “Fund Formation Agreement”), (iii) any subsidiary or investment fund of The Yucaipa Companies, LLC that is affiliated with the Initial Holders and that acquires Beneficial Ownership of shares of Common Stock or the warrants (the “Warrants”) issued pursuant to the Purchase Agreement or the Fund Formation Agreement, and (iv) all Affiliates and Associates of the Persons described in the foregoing clauses (i) through (iii) to the extent such Affiliates or Associates Beneficially Own shares of Common Stock or the Warrants indirectly through any of the Persons described in the foregoing clauses (i) through (iii) (all persons described in the foregoing clauses (i) through (iv) being referred to herein collectively as the “Yucaipa Holders”), for so long as the

Yucaipa Holders collectively Beneficially Own (a) shares of Common Stock underlying, or issued upon exercise of, the Warrants (the “Investment Securities”), and (b) up to 1,500,000 shares of Common Stock (as adjusted for stock splits, reverse stock splits, or other recapitalizations of the Company) purchased in the in the open market (“Open Market Securities”), provided, that, the Beneficial Ownership of Open Market Securities by the Yucaipa Holders does not cause the Yucaipa Holders to Beneficially Own, in the aggregate, in excess of 39.9% of the issued and outstanding Common Stock, unless such ownership in excess of 39.9% occurs as a result of a redemption or other acquisition by the Company or any of its subsidiaries of any equity securities of the Company. In addition, if any of the Series A Preferred Securities being issued by the Company to the Initial Holders pursuant to the Purchase Agreement remain outstanding seven years after the date of its issuance, then until the Series A Preferred Securities are fully redeemed, any transferees of any Investment Securities from the Yucaipa Holders and any Affiliates or Associates thereof that Beneficially Own Investment Securities indirectly through any such transferees shall also be deemed Exempt Persons unless and until they acquire Beneficial Ownership of any additional shares of Common Stock.
Section 3. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF DELAWARE AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE; EXCEPT THAT ALL PROVISIONS REGARDING THE RIGHTS, DUTIES AND OBLIGATIONS OF THE RIGHTS AGENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.
Section 4. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

MORGANS HOTEL GROUP CO.

By:	/s/ Marc Gordon
	Name:	Marc Gordon
	Title:	President

MELLON INVESTOR SERVICES LLC

By:	/s/ Kieran McGovern
	Name:	Kieran McGovern
	Title:	Associate Relationship Manager